SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934



                             NEXTWAVE WIRELESS INC.
                                (Name of Issuer)

                     COMMON STOCK PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                    65337Y102
                                 (CUSIP Number)

                                  June 7, 2007
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 2 OF 42


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Davidson Kempner Partners
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                           New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           1,446,902
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           1,446,902
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           1,446,902
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           1.7%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 3 OF 42


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                           Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           2,432,048
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           2,432,048
------------------------------------------------------------------------------
       (9)        AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           2,432,048
------------------------------------------------------------------------------
       (10)       CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
       (11)       PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           2.9%
------------------------------------------------------------------------------
       (12)       TYPE OF REPORTING PERSON
                                           PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 4 OF 42


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       M. H. Davidson & Co.
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                           New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           186,651
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           186,651
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           186,651
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           0.2%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 5 OF 42


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                           British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           2,913,092
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           2,913,092
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           2,913,092
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           3.4%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           CO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 6 OF 42


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Serena Limited
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                           Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           100,442
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           100,442
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           100,442
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           0.1%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           CO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 7 OF 42


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Davidson Kempner Distressed Opportunities Fund LP
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                           Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           61,878
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           61,878
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           61,878
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           0.1%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 8 OF 42


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Davidson Kempner Distressed Opportunities International Ltd.
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                           Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           120,302
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           120,302
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           120,302
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           0.1%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           CO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 9 OF 42


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       MHD Management Co.
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                           New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           1,446,902
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           1,446,902
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           1,446,902
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           1.7%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 10 OF 42


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                           New York
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           2,432,048
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           2,432,048
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           2,432,048
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           2.9%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           IA
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 11 OF 42


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Davidson Kempner International Advisors, L.L.C.
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                           Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           3,013,534
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           3,013,534
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           3,013,534
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           3.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 12 OF 42


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       DK Group LLC
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                           Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           61,878
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           61,878
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           61,878
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           0.1%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 13 OF 42


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       DK Management Partners LP
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                           Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           120,302
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           120,302
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           120,302
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           0.1%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           PN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 14 OF 42


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       DK Stillwater GP LLC
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                           Delaware
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           120,302
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           120,302
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           120,302
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           0.1%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           OO
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 15 OF 42


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           166
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           7,262,247
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           166
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           7,262,247
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           7,262,413
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           8.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 16 OF 42


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Marvin H. Davidson
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           7,261,314
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           7,261,314
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           7,261,314
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           8.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 17 OF 42


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Stephen M. Dowicz
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           7,261,314
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           7,261,314
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           7,261,314
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           8.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 18 OF 42


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Scott E. Davidson
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           7,261,314
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           7,261,314
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           7,261,314
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           8.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 19 OF 42


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Michael J. Leffell
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           7,261,314
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           7,261,314
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           7,261,314
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           8.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 20 OF 42


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Timothy I. Levart
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                           United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           7,261,314
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           7,261,314
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           7,261,314
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           8.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 21 OF 42


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           7,261,314
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           7,261,314
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           7,261,314
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           8.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 22 OF 42


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Eric P. Epstein
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           7,261,314
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           7,261,314
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           7,261,314
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           8.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 23 OF 42


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Anthony A. Yoseloff
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           7,261,314
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           7,261,314
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           7,261,314
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           8.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 24 OF 42


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
       Avram Z. Friedman
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                           United States
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           0
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           7,261,314
OWNED BY                   ---------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           0
REPORTING                  ---------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           7,261,314
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           7,261,314
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                   [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           8.6%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           IN
------------------------------------------------------------------------------

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 25 OF 42


------------------------------------------------------------------------------


ITEM 1(a).        NAME OF ISSUER:

                  Nextwave Wireless Inc. (the "Company")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  12670 High Bluff Drive
                  San Diego, CA 92130

ITEM 2(a).        NAME OF PERSON FILING:

     This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

       (i)    Davidson Kempner Partners, a New York limited partnership ("DKP");

       (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

       (iii)  M. H. Davidson & Co., a New York limited partnership ("CO");

       (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

       (v)    Serena Limited, a Cayman Islands corporation ("Serena");

       (vi) Davidson Kempner Distressed Opportunities Fund LP, a Delaware limited partnership ("DKDOF");

       (vii) Davidson Kempner Distressed Opportunities International Ltd., a Cayman Islands corporation ("DKDOI");

       (viii) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

       (ix) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

       (x) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena ("DKIA"); and

       (xi) DK Group LLC, a Delaware limited liability company and the general partner of DKDOF ("DKG");

       (xii) DK Management Partners LP, a Delaware limited partnership and the investment manager of DKDOI ("DKMP");

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 26 OF 43


       (xiii) DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

       (xiv) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and DKG and the sole stockholders of DKAI. Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS, and along with Messrs. Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman are limited partners of DKMP.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

ITEM 2(c).        CITIZENSHIP:

                     (i)    DKP - a New York limited partnership

                     (ii)   DKIP - a Delaware limited partnership

                     (iii)  CO - a New York limited partnership

                     (iv)   DKIL - a British Virgin Islands corporation

                     (v)    Serena - a Cayman Islands corporation

                     (vi)   DKDOF - a Delaware limited partnership

                     (vii)  DKDOI - a Cayman Islands corporation

                     (viii) MHD - a New York limited partnership

                     (ix)   DKAI - a New York corporation

                     (x)    DKIA - a Delaware limited liability company

                     (xi)   DKG - a Delaware limited liability company

                     (xii)  DKMP - a Delaware limited partnership

                     (xiii) DKS - a Delaware limited liability company

                     (xiv)  Thomas L. Kempner, Jr. - United States

                     (xv)   Marvin H. Davidson - United States

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 27 OF 42


                     (xvi)  Stephen M. Dowicz - United States

                     (xvii) Scott E. Davidson - United States

                     (xviii) Michael J. Leffell - United States

                     (xix)  Timothy I. Levart - United Kingdom & United States

                     (xx)   Robert J. Brivio, Jr. - United States

                     (xxi)  Eric P. Epstein - United States

                     (xxii) Anthony A. Yoseloff - United States

                     (xxiii) Avram Z. Friedman - United States

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

          COMMON STOCK PAR VALUE $0.001 PER SHARE

ITEM 2(e).     CUSIP NUMBER:

          65337Y102

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:

          (a)  [ ]  Broker or dealer registered under Section 15 of the Act;

          (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act;

          (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act;

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see
                    Rule 13d-1(b)(1)(ii)(E);

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

          (g)  [ ]  Parent Holding Company, in accordance with
                    Rule 13d-1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 28 OF 42


          (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

          The Principals may be deemed to beneficially own an aggregate of 7,261,314 Shares as a result of their voting and dispositive power over the 7,261,314 Shares beneficially owned by DKP, DKIP, DKIL, Serena, CO, DKDOF and DKDOI.(1)

          DKIA may be deemed to beneficially own the 2,913,092 Shares beneficially owned by DKIL and the 100,442 Shares beneficially owned by Serena as a result of its voting and dispositive power over those Shares. DKAI may be deemed to beneficially own the 2,432,048 Shares beneficially owned by DKIP as a result of its voting and dispositive power over those Shares. MHD may be deemed to beneficially own the 1,446,902 Shares beneficially owned by DKP as a result of its voting and dispositive power over those Shares. DKG may be deemed to beneficially own the 61,878 Shares beneficially owned by DKDOF as a result of its voting and dispositive power over those Shares. DKMP and DKS may be deemed to beneficially own the 120,302 Shares beneficially owned by DKDOI as a result of their voting and dispositive power over those Shares.

          In addition, Mr. Kempner may be deemed to beneficially own the following Shares: Thomas L. Kempner, Jr. Individual Retirement Account ("IRA"), as to 166 Shares; Katheryn C. Patterson ("Patterson"), as to 683 Shares; Katheryn C. Patterson Individual Retirement Account ("Patterson IRA"), as to 250 Shares. Patterson is Mr. Kempner's spouse.

     A.   DKP

          (a)  Amount beneficially owned: 1,446,902

          (b)  Percent of class: 1.7%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: 1,446,902

               (iii) sole power to dispose or to direct the disposition: 0

               (iv) shared power to dispose or to direct the disposition:
                    1,446,902

     B.   DKIP

          (a)  Amount beneficially owned: 2,432,048

          (b)  Percent of class: 2.9%

-------------------------
(1) The following foundations and trusts hold securities of the issuer and were established by the Principals: Thomas L. Kempner Jr. Foundation Inc. (1,100); Thomas Kempner and Thomas L. Kempner Jr. Trustees U/A/D FBO Thomas Nathaniel Kempner (16); Thomas L. Kempner, Thomas L. Kempner Trustees U/A/D FBO Trevor M. Kempner (33); John Freund and Mada Lyn Ciocca Trustees U/A/D FBO Jessica Kempner
(33). The securities held by the trusts and foundations are not included with the holdings of the Principals on this Schedule 13G. The Reporting Persons disclaim beneficial ownership over these Shares pursuant to Section 16 of the Securities Exchange Act of 1934.

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 29 OF 42


          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: 2,432,048

               (iii) sole power to dispose or to direct the disposition: 0

               (iv) shared power to dispose or to direct the disposition:
                    2,432,048

     C.   CO

          (a)  Amount beneficially owned: 186,651

          (b)  Percent of class: 0.2%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: 186,651

               (iii) sole power to dispose or to direct the disposition: 0

               (iv) shared power to dispose or to direct the disposition:
                    186,651

     D.   DKIL

          (a)  Amount beneficially owned: 2,913,092

          (b)  Percent of class: 3.4%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: 2,913,092

               (iii) sole power to dispose or to direct the disposition: 0

               (iv) shared power to dispose or to direct the disposition:
                    2,913,092

     E.   Serena

          (a)  Amount beneficially owned: 100,442

          (b)  Percent of class: 0.1%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 30 OF 42


               (ii) shared power to vote or to direct the vote: 100,442

               (iii) sole power to dispose or to direct the disposition: 0

               (iv) shared power to dispose or to direct the disposition:
                    100,442

     F.   DKDOF

          (a)  Amount beneficially owned: 61,878

          (b)  Percent of class: 0.1%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: 61,878

               (iii) sole power to dispose or to direct the disposition: 0

               (iv) shared power to dispose or to direct the disposition:
                    61,878

     G.   DKDOI

          (a)  Amount beneficially owned: 120,302

          (b)  Percent of class: 0.1%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: 120,302

               (iii) sole power to dispose or to direct the disposition: 0

               (iv) shared power to dispose or to direct the disposition:
                    120,302

     H.   MHD

          (a)  Amount beneficially owned: 1,446,902

          (b)  Percent of class: 1.7%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: 1,446,902

               (iii) sole power to dispose or to direct the disposition: 0

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 31 OF 42


               (iv) shared power to dispose or to direct the disposition:
                    1,446,902

     I.   DKAI

          (a)  Amount beneficially owned: 2,432,048

          (b)  Percent of class: 2.9%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: 2,432,048

               (iii) sole power to dispose or to direct the disposition: 0

               (iv) shared power to dispose or to direct the disposition:
                    2,432,048

     J.   DKIA

          (a)  Amount beneficially owned: 3,013,534

          (b)  Percent of class: 3.6 %

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: 3,013,534

               (iii) sole power to dispose or to direct the disposition: 0

               (iv) shared power to dispose or to direct the disposition:
                    3,013,534

     K.   DKG

          (a)  Amount beneficially owned: 61,878

          (b)  Percent of class: 0.1%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: 61,878

               (iii) sole power to dispose or to direct the disposition: 0

               (iv) shared power to dispose or to direct the disposition:
                    61,878

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 31 OF 42


     L.   DKMP

          (a)  Amount beneficially owned: 120,302

          (b)  Percent of class: 0.1%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: 120,302

               (iii) sole power to dispose or to direct the disposition: 0

               (iv) shared power to dispose or to direct the disposition:
                    120,302

     M.   DKS

          (a)  Amount beneficially owned: 120,302

          (b)  Percent of class: 0.1%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: 120,302

               (iii) sole power to dispose or to direct the disposition: 0

               (iv) shared power to dispose or to direct the disposition:
                    120,302

     N.   Thomas L. Kempner, Jr.

          (a)  Amount beneficially owned: 7,262,413

          (b)  Percent of class: 8.6%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 166

               (ii) shared power to vote or to direct the vote: 7,262,247

               (iii) sole power to dispose or to direct the disposition: 166

               (iv) shared power to dispose or to direct the disposition:
                    7,262,247

     O.   Marvin H. Davidson

          (a)  Amount beneficially owned: 7,261,314

          (b)  Percent of class: 8.6%

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 32 OF 42


          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: 7,261,314

               (iii) sole power to dispose or to direct the disposition: 0

               (iv) shared power to dispose or to direct the disposition:
                    7,261,314

     P.   Stephen M. Dowicz

          (a)  Amount beneficially owned: 7,261,314

          (b)  Percent of class: 8.6%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: 7,261,314

               (iii) sole power to dispose or to direct the disposition: 0

               (iv) shared power to dispose or to direct the disposition:
                    7,261,314

     Q.   Scott E. Davidson

          (a)  Amount beneficially owned: 7,261,314

          (b)  Percent of class: 8.6%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: 7,261,314

               (iii) sole power to dispose or to direct the disposition: 0

               (iv) shared power to dispose or to direct the disposition:
                    7,261,314

     R.   Michael J. Leffell

          (a)  Amount beneficially owned. 7,261,314

          (b)  Percent of class: 8.6%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 34 OF 42


               (ii) shared power to vote or to direct the vote: 7,261,314

               (iii) sole power to dispose or to direct the disposition: 0

               (iv) shared power to dispose or to direct the disposition:
                    7,261,314

     S.   Timothy I. Levart

          (a)  Amount beneficially owned: 7,261,314

          (b)  Percent of class: 8.6%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: 7,261,314

               (iii) sole power to dispose or to direct the disposition: 0

               (iv) shared power to dispose or to direct the disposition:
                    7,261,314

     T.   Robert J. Brivio, Jr.

          (a)  Amount beneficially owned: 7,261,314

          (b)  Percent of class: 8.6%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: 7,261,314

               (iii) sole power to dispose or to direct the disposition: 0

               (iv) shared power to dispose or to direct the disposition:
                    7,261,314

     U.   Eric P. Epstein

          (a)  Amount beneficially owned: 7,261,314

          (b)  Percent of class: 8.6%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: 7,261,314

               (iii) sole power to dispose or to direct the disposition: 0

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 35 OF 42


               (iv) shared power to dispose or to direct the disposition:
                    7,261,314

     V.   Anthony A. Yoseloff

          (a)  Amount beneficially owned: 7,261,314

          (b)  Percent of class: 8.6%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: 7,261,314

               (iii) sole power to dispose or to direct the disposition: 0

               (iv) shared power to dispose or to direct the disposition:
                    7,261,314

     W.   Avram Z. Friedman

          (a)  Amount beneficially owned: 7,261,314

          (b)  Percent of class: 8.6%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: 7,261,314

               (iii) sole power to dispose or to direct the disposition: 0

               (iv) shared power to dispose or to direct the disposition:
                    7,261,314


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 36 OF 42


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          See Item 4.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons hereby makes the following certification:

          By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 37 OF 42


                                   SIGNATURES

          After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  June 15, 2007              DAVIDSON KEMPNER PARTNERS
                                   By: MHD Management Co.,
                                   its General Partner

                                   /S/ THOMAS L. KEMPNER, JR.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Managing Partner

                                   DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.
                                   By: Davidson Kempner Advisers Inc.,
                                   its General Partner

                                   /S/ THOMAS L. KEMPNER, JR.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: President

                                   M.H. DAVIDSON & CO.

                                   /S/ THOMAS L. KEMPNER, JR.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Managing Partner

                                   DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                   By: Davidson Kempner International Advisors,
                                   L.L.C.,
                                   its Investment Manager

                                   /S/ THOMAS L. KEMPNER, JR.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

                                   SERENA LIMITED
                                   By: Davidson Kempner International Advisors,
                                   L.L.C.,
                                   its Investment Manager

                                   /S/ THOMAS L. KEMPNER, JR.
                                   ---------------------------------------------
                                   Name:  Thomas L. Kempner, Jr.
                                   Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 38 OF 42


                                 DAVIDSON KEMPNER DISTRESSED
                                 OPPORTUNITIES FUND LP
                                 By:  DK Group LLC
                                 its General Partner

                                 /S/ THOMAS L. KEMPNER, JR.
                                 ---------------------------------------------
                                 Name:  Thomas L. Kempner, Jr.
                                 Title: Executive Managing Member

                                 DAVIDSON KEMPNER DISTRESSED
                                 OPPORTUNITIES INTERNATIONAL LTD.
                                 By:  DK Management Partners LP
                                 its Investment Manager
                                 By:  DK Stillwater GP LLC, its general partner

                                 /S/ THOMAS L. KEMPNER, JR.
                                 ---------------------------------------------
                                 Name:  Thomas L. Kempner, Jr.
                                 Title: Executive Managing Member

                                 MHD MANAGEMENT CO.

                                 /S/ THOMAS L. KEMPNER, JR.
                                 ---------------------------------------------
                                 Name:  Thomas L. Kempner, Jr.
                                 Title: Managing Partner

                                 DAVIDSON KEMPNER ADVISERS INC.

                                 /S/ THOMAS L. KEMPNER, JR.
                                 ---------------------------------------------
                                 Name:  Thomas L. Kempner, Jr.
                                 Title: President

                                 DAVIDSON KEMPNER INTERNATIONAL
                                 ADVISORS, L.L.C.

                                 /S/ THOMAS L. KEMPNER, JR.
                                 ---------------------------------------------
                                 Name:  Thomas L. Kempner, Jr.
                                 Title: Executive Managing Member

                                 DK GROUP LLC

                                 /S/ THOMAS L. KEMPNER, JR.
                                 ---------------------------------------------
                                 Name:  Thomas L. Kempner, Jr.
                                 Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 39 OF 42


                                  DK MANAGEMENT PARTNERS LP
                                  By:  DK Stillwater GP LLC, its general partner

                                  /S/ THOMAS L. KEMPNER, JR.
                                  ---------------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Executive Managing Member

                                  DK STILLWATER GP LLC

                                  /S/ THOMAS L. KEMPNER, JR.
                                  ---------------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Executive Managing Member

                                  /S/ THOMAS L. KEMPNER, JR.
                                  ---------------------------------------------
                                  Thomas L. Kempner, Jr.

                                  /S/ MARVIN H. DAVIDSON
                                  ---------------------------------------------
                                  Marvin H. Davidson

                                  /S/ STEPHEN M. DOWICZ
                                  ---------------------------------------------
                                  Stephen M. Dowicz

                                  /S/ SCOTT E. DAVIDSON
                                  ---------------------------------------------
                                  Scott E. Davidson

                                  /S/ MICHAEL J. LEFFELL
                                  ---------------------------------------------
                                  Michael J. Leffell

                                  /S/ TIMOTHY I. LEVART
                                  ---------------------------------------------
                                  Timothy I. Levart

                                  /S/ ROBERT J. BRIVIO, JR.
                                  ---------------------------------------------
                                  Robert J. Brivio, Jr.

                                  /S/ ERIC P. EPSTEIN
                                  ---------------------------------------------
                                  Eric P. Epstein

                                  /S/ ANTHONY A. YOSELOFF
                                  ---------------------------------------------
                                  Anthony A. Yoseloff

                                  /S/ AVRAM Z. FRIEDMAN
                                  ---------------------------------------------
                                  Avram Z. Friedman

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 40 OF 42


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

          The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  June 15, 2007               DAVIDSON KEMPNER PARTNERS
                                    By: MHD Management Co.,
                                    its General Partner

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Managing Partner

                                    DAVIDSON KEMPNER INSTITUTIONAL
                                    PARTNERS, L.P.
                                    By: Davidson Kempner Advisers Inc.,
                                    its General Partner

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: President

                                    M.H. DAVIDSON & CO.

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Managing Partner

                                    DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                    By: Davidson Kempner International Advisors,
                                    L.L.C.,
                                    its Investment Manager

                                    /S/ THOMAS L. KEMPNER, JR.
                                    -----------------------------------------
                                    Name:  Thomas L. Kempner, Jr.
                                    Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 41 OF 42


                                  SERENA LIMITED
                                  By: Davidson Kempner International Advisors,
                                  L.L.C.,
                                  its Investment Manager

                                  /S/ THOMAS L. KEMPNER, JR.
                                  ---------------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Executive Managing Member

                                  DAVIDSON KEMPNER DISTRESSED
                                  OPPORTUNITIES FUND LP
                                  By:  DK Group LLC
                                  its General Partner

                                  /S/ THOMAS L. KEMPNER, JR.
                                  ---------------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Executive Managing Member

                                  DAVIDSON KEMPNER DISTRESSED
                                  OPPORTUNITIES INTERNATIONAL LTD.
                                  By:  DK Management Partners LP
                                  its Investment Manager
                                  By:  DK Stillwater GP LLC, its general partner

                                  /S/ THOMAS L. KEMPNER, JR.
                                  ---------------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Executive Managing Member

                                  MHD MANAGEMENT CO.

                                  /S/ THOMAS L. KEMPNER, JR.
                                  ---------------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Managing Partner

                                  DAVIDSON KEMPNER ADVISERS INC.

                                  /S/ THOMAS L. KEMPNER, JR.
                                  ---------------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: President

                                  DAVIDSON KEMPNER INTERNATIONAL
                                  ADVISORS, L.L.C.

                                  /S/ THOMAS L. KEMPNER, JR.
                                  ---------------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Executive Managing Member

Schedule 13G/A
CUSIP No. 65337Y102                                              PAGE 42 OF 42


                                  DK GROUP LLC

                                  /S/ THOMAS L. KEMPNER, JR.
                                  --------------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Executive Managing Member

                                  DK MANAGEMENT PARTNERS LP
                                  By:  DK Stillwater GP LLC, its general partner

                                  /S/ THOMAS L. KEMPNER, JR.
                                  --------------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Executive Managing Member

                                  DK STILLWATER GP LLC

                                  /S/ THOMAS L. KEMPNER, JR.
                                  --------------------------------------------
                                  Name:  Thomas L. Kempner, Jr.
                                  Title: Executive Managing Member

                                  /S/ THOMAS L. KEMPNER, JR.
                                  --------------------------------------------
                                  Thomas L. Kempner, Jr.

                                  /S/ MARVIN H. DAVIDSON
                                  --------------------------------------------
                                  Marvin H. Davidson

                                  /S/ STEPHEN M. DOWICZ
                                  --------------------------------------------
                                  Stephen M. Dowicz

                                  /S/ SCOTT E. DAVIDSON
                                  --------------------------------------------
                                  Scott E. Davidson

                                  /S/ MICHAEL J. LEFFELL
                                  --------------------------------------------
                                  Michael J. Leffell

                                  /S/ TIMOTHY I. LEVART
                                  --------------------------------------------
                                  Timothy I. Levart

                                  /S/ ROBERT J. BRIVIO, JR.
                                  -------------------------
                                  Robert J. Brivio, Jr.

                                  /S/ ERIC P. EPSTEIN
                                  --------------------------------------------
                                  Eric P. Epstein

                                  /S/ ANTHONY A. YOSELOFF
                                  --------------------------------------------
                                  Anthony A. Yoseloff

                                  /S/ AVRAM Z. FRIEDMAN
                                  --------------------------------------------
                                  Avram Z. Friedman